LETTER TO SHAREHOLDERS

                                 November 3, 1997

                      Re:  1997 Annual Meeting of Shareholders
                            of General Communication, Inc.

Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Standard Time) on
Tuesday, November 25, 1997. The board has chosen the close of business on October 3, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy, Proxy Statement, and Annual Report to Shareholders in the form of the Form 10-K, as amended by a Form 10-K/A, for the year ended December 31, 1996 and the Company's Form 10-Q for the three-month period ended June 30, 1997 are enclosed covering the formal business to be conducted at the meeting.

         At the meeting, the shareholders will be asked to elect individuals to fill five positions on the board of directors as a classified board as required by the revised Bylaws of the Company, to consider amendments to the Company's Revised Articles of Incorporation and to the Company's Revised 1986 Stock Option Plan, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of and vote on these matters is important.

         In order to ensure that we have a quorum and that your shares will be voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I sincerely hope you will be able to join us.

                                          Sincerely,



                                          Ronald A. Duncan
                                          President and Chief Executive Officer

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON NOVEMBER 25, 1997

                               -------------------------


                                                                November 3, 1997
TO THE SHAREHOLDERS OF
GENERAL COMMUNICATION, INC.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company ("Board"), the annual meeting ("Annual Meeting") of shareholders of the Company will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Standard Time) on Tuesday, November 25, 1997, for the purpose of considering and voting upon the following matters:

         (1) Election of four directors, each for three-year terms, as part of Class II of the ten-member classified Board and the election of one director to complete the remaining one year of the three-year term in Class III of the Board;

         (2)      Adoption  of  an   amendment   to  the  Revised   Articles  of
                  Incorporation for the Company increasing the number of authorized shares of Class A common stock from 50 million to 100 million shares;

         (3) Increasing the number of shares of the Company's common stock allocated to the Company's Revised 1986 Stock Option Plan by
                  2.5 million shares of Class A common stock; and

         (4) Transaction of such other business as may properly come before the Annual Meeting and any adjournment or adjournments of it.

         All of the above matters are more fully described in the accompanying Proxy Statement. A reception for shareholders will precede the Annual Meeting, commencing at 5:00 p.m.

         By resolution adopted by the Board, the close of business on October 3, 1997, has been fixed as the record date for the Annual Meeting ("Record Date"). Only holders of shares of Class A or Class B common stock of the Company of record as of the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with regard to the business to be transacted at the Annual Meeting. A list of shareholders of the Company as of the

Record Date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the Annual Meeting and will be subject to inspection by any shareholder at any time during normal business hours.

         If you do not expect to attend the Annual Meeting in person, please sign and date the enclosed Proxy and mail it to the secretary of the Board in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the Annual Meeting, you may then withdraw your Proxy should you desire to do so, provided you revoke your Proxy in writing and present that written revocation at the Annual Meeting. Thereafter you may then vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             ----------------------------------
                                                  John M. Lowber, Secretary

PROXY                                                                      PROXY
-----                                                                      -----

                            GENERAL COMMUNICATION, INC.
                            ---------------------------
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                -------------------------------------------------
                                 ANNUAL MEETING
                                 --------------
                                NOVEMBER 25, 1997

         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated November 3, 1997 and holding Class A common stock or Class B common stock of General Communication, Inc. ("Company") of record determined as of October 3, 1997, hereby appoints Ronald A. Duncan, on behalf of the board of directors the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting ("Annual Meeting") of shareholders, to be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road in Anchorage, Alaska at 6:00 p.m. (Alaska Standard Time) on November 25, 1997 and any adjournment or adjournments of the Annual Meeting, and at the Annual Meeting to vote, as specified in this Proxy, all of the shares of common stock of the undersigned in the Company which the undersigned would be entitled to vote if personally present, as follows:

            (1) To elect four directors, each for three-year terms, as part of Class II of the ten-member classified board of directors and to elect one director to complete the remaining one year of the three-year term in Class III of that board as identified in this Proxy:

            ( )  FOR all nominees          (  )   WITHHOLD AUTHORITY
                 listed below (except as          to vote for all nominees
                 marked to the contrary)          listed below

                 Class II:                        Ronald A. Duncan,
                                                  Jeffery C. Garvey,
                                                  Donald Lynch, and
                                                  Larry E. Romrell

                 Class III:                       William P. Glasgow

INSTRUCTIONS:

         To withhold authority under this Proxy to vote for one or more individual nominees, draw a line through the name of the nominee for which authority to vote will be withheld.

         Should the undersigned choose to mark this proxy as withholding authority to vote for one or more nominees as listed above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the Annual Meeting.

            (2) To adopt an amendment to the Revised Articles of Incorporation for the Company increasing the number of authorized shares of Class A common stock from 50 million to 100 million shares:

                           (  ) FOR         (  ) AGAINST           (  ) ABSTAIN


            (3) To increase the number of shares of the Company's common stock allocated to the Company's Revised 1986 Stock Option Plan by
                 2.5 million shares of Class A common stock:

                           (  ) FOR         (  ) AGAINST           (  ) ABSTAIN

            (4) To transact such other business as may properly come before the Annual Meeting (including the adoption but not the ratification of the minutes of the October 17, 1996 annual meeting of shareholders of the Company) and any adjournment or adjournments of the Annual Meeting. The Board at present knows of no other business to be presented by or on behalf of the Company or the Board at the Annual Meeting.

         The undersigned hereby ratifies and confirms all that said proxy holder or the holder's substitute will lawfully do or cause to be done by virtue of this Proxy and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.

DATED:
       ------------------                   ----------------------------------
                                            Signature of Shareholder
                                            Print Name:
                                                       -----------------------

                                            ----------------------------------
                                            Signature of Shareholder
                                            Print Name:
                                                       -----------------------

         Please date this Proxy, sign it above as your name(s) appear(s) at the beginning of this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

        THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NOS. (1), (2), and (3). THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSAL NOS. (1), (2), and (3). IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT AND DISCRETION OF THE PROXY HOLDER.

                          GENERAL COMMUNICATION, INC.
                        2550 Denali Street, Suite 1000
                           Anchorage, Alaska  99503
                                (907) 265-5600


                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 25, 1997


         This Proxy Statement is submitted with the Notice of Annual Meeting of Shareholders of General Communication, Inc. ("Company") where the annual meeting ("Annual Meeting") is to be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Standard
Time) on Tuesday, November 25, 1997.

         This Proxy Statement, the letter to shareholders, Notice of Annual Meeting, and the accompanying Proxy are first being sent or delivered to shareholders of the Company on or about November 3, 1997. A copy of the Company's Annual Report, in the form of a Form 10-K, for the year ended December 31, 1996 and the Company's Form 10-Q for the quarter ended June 30, 1997 accompany this Proxy Statement. See "ANNUAL REPORT".


         DATED:  November 3, 1997






                                                  TABLE OF CONTENTS


                                                                                                               Page
COMPANY ANNUAL MEETING..........................................................................................  3

MANAGEMENT OF THE COMPANY....................................................................................... 16

CERTAIN TRANSACTIONS............................................................................................ 35

OWNERSHIP OF COMPANY............................................................................................ 42

LITIGATION AND REGULATORY MATTERS............................................................................... 50

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS................................................................ 50

ANNUAL REPORT................................................................................................... 51

SUBMISSION OF SHAREHOLDER PROPOSALS............................................................................. 51

                                                                          Page 2

                              COMPANY ANNUAL MEETING

Voting Procedure

         Overview. This Proxy Statement is furnished in connection with the solicitation by the Company's board of directors ("Board") of proxies from the holders of the Company's Class A and Class B common stock for use at the Annual Meeting. The Proxy Statement, the Letter to Shareholders, Notice of Annual Meeting and the accompanying Company Proxy ("Company Proxy") are first being sent or delivered to shareholders of the Company on or about November 3, 1997. A copy of the Company's Annual Report, in the form of a Form 10-K, for the year ended December 31, 1996, and a copy of the Company's unaudited quarterly report for the quarter ended June 30, 1997 accompany this Proxy Statement. See, "ANNUAL REPORT."

         Time and Place. The Annual Meeting will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6 p.m. (Alaska Standard Time) on Tuesday, November 25, 1997. A reception for shareholders will commence at 5 p.m. at that location.

         Purpose. As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at the Annual Meeting:

         (1) Election of four directors in Class II of the classified Board for three-year terms and the election of one director to complete the remaining one year of the three-year term in Class III of the classified Board;

         (2) Adoption of an amendment ("Article Amendment") to the Restated Articles of Incorporation for the Company ("Articles") increasing the number of authorized shares of Class A common stock from 50 million to 100 million shares;

         (3) Increasing the number of shares of the Company's Class A common stock ("Plan Amendment") allocated to the Company's Revised 1986 Stock Option Plan ("Stock Option Plan") by 2.5 million shares of Class A common stock; and

         (4) Transaction of such other business as may properly come before the meeting and any adjournment or adjournments of it.

         Should the shareholders approve the Article Amendment, total authorized shares of Class A common stock would be increased to 100 million as described in this Proxy Statement. Should the shareholders approve the Plan Amendment, total shares of Class A common stock allocated to the Stock Option Plan for grants of stock options would be increased by 2.5 million shares as described in this Proxy Statement.

         Outstanding Voting Securities. The holders of common stock of the Company as of the close of business on October 3, 1997 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date and under the Articles, the common stock of the Company was divided into two classes: (1) Class A common stock for which the holder of a share is entitled to one vote; and (2) Class B common stock, for which the holder of a share is entitled to ten votes. On the Record Date, there were 45,073,919 shares of Class A common stock and 4,064,246 shares of Class B common stock outstanding and entitled to be voted at the Annual Meeting.

         Voting Rights, Votes Required for Approval. Except as otherwise provided by applicable law or the Articles, at any meeting of the shareholders, a simple majority of the issued and outstanding common stock of the Company entitled to be voted as of the record date for the meeting will constitute a quorum. As an example, since there were a total of 45,073,919 shares of Class A and 4,064,246 shares of Class B common stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence, in person or by proxy, of at least 20,504,837 shares of Class A common stock and all 4,064,246 shares of Class B common stock. Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a substantial impact on the voting power for purposes of taking votes on matters addressed at the Annual Meeting. The total number of votes to which Class A common stock and Class B common stock were entitled as of the Record Date were 45,073,919 and 40,642,460, respectively.

         Adoption of the Annual Meeting agenda items pertaining to the election of directors and adoption of the Article Amendment and Plan Amendment will each require an affirmative vote of the holders of at least a simple majority of voting power of the issued and outstanding Class A common stock and Class B common stock of the Company entitled to be voted as of the Record Date. The Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates were 1,174,858 shares constituting approximately 2.6% of the outstanding Class A common stock and 1,252,360 shares constituting approximately 30.8% of the outstanding Class B common stock. As of the Record Date, 16,098,633 shares constituting approximately 35.6% of the outstanding Class A and 2,030,591 shares constituting approximately 50.0% of the outstanding Class B common stock of the Company, were subject to a voting agreement ("Voting Agreement"). Also as of the Record Date the voting power of the common stock of the Company subject to the Voting Agreement was approximately 42.5% of the effective voting power of the combined outstanding Class A and Class B common stock of the Company. When combined, the voting power held by management of the Company and the parties to the Voting Agreement constituted approximately 48.6% of the outstanding voting power of Class A and Class B common stock of the Company as of the Record Date. See, "MANAGEMENT OF THE COMPANY: Voting Agreement."

        The parties to that Voting Agreement and management of the Company have indicated their intent to vote for the Article Amendment, the Plan Amendment, and management's slate of nominees for the Board as identified in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY: Voting Agreement"; "OWNERSHIP OF THE
COMPANY: Principal Shareholders"; and "--Changes in Control-Voting Agreement."

        Proxies. The accompanying form of Company Proxy is being solicited on behalf of the Board for use at the Annual Meeting.

         Subject to the conditions described in this section, the shares represented by each Company Proxy executed in the accompanying form of Company Proxy will be voted at the Annual Meeting in accordance with the instructions in that Company Proxy. The Company Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Company Proxy, unless a contrary choice is specified.

         All votes cast by holders of common stock of the Company as of the Record Date, in person or by Company Proxy completed and executed in accordance with the instructions on the Company Proxy, will be counted at the Annual Meeting. A Company Proxy having one or more clearly marked abstentions or having no indication of vote on one or more of the proposals to be addressed at the Annual Meeting will be honored as an abstention or non-vote, respectively. However, such a Company Proxy will be counted for purposes of establishing a quorum at the Annual Meeting.

         A Company Proxy executed in the form enclosed may be revoked by the person signing the Company Proxy at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company Board delivered to 2550 Denali Street, Suite 1000, Anchorage, Alaska or at the Annual Meeting. Thereafter the person signing the Company Proxy may vote in person or by other proxy as provided by the revised Bylaws of the Company in effect as of the Record Date ("Bylaws"). The person signing the Company Proxy may also revoke that proxy by a duly executed proxy bearing a later date.

         The expenses of the Company Proxy solicitation made by the Board for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Company Proxy, Proxy Statement, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, telegraph, or electronic mail by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.

Director Elections

         Overview. The Board is classified into three classes: Class I, Class II, and Class III, with three, four and three members per class, respectively.

         On December 12, 1996 the Board resolved to increase the size of the Board from seven to ten directors and appointed Messrs. Jeffery C. Garvey, William P. Glasgow, and Donald Lynch to fill these new positions on the Board. These three individuals were assigned to Classes II, III and II, respectively, on the Board. Messrs. Garvey and Glasgow are individuals recommended by certain voting shareholders of the Company ("Prime Voting Shareholders") who chose to participate in the Voting Agreement. Mr. Lynch is one of the two individuals recommended by MCI pursuant to the Voting Agreement. The Voting Agreement is described further elsewhere in this Proxy Statement. See, within this section, "--Voting Agreement" and "OWNERSHIP OF THE COMPANY: Recent Acquisition of Cable Systems"; and "--Changes in Control-Voting Agreement."

         At the Annual Meeting four individuals will be elected to positions in Class II of the Board for three-year terms. Two of those positions became available with the expansion of the Board. In addition one individual will be elected to complete the remaining year of the three-year term in Class III of the Board made available with the expansion of the Board. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as such. It is intended that the proxy holders named in the accompanying form of Company Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable or unwilling or is otherwise unavailable for election and as a consequence, other nominees are designated, the proxy holders named in the Company Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

         Recommendation of Board. Management and the Board recommend to the shareholders of the Company a vote "FOR" the slate of five directors for the positions up for election at the Annual Meeting, i.e., a vote for item number 1 on the Company Proxy: for Class II -- Ronald A. Duncan, Jeffery C. Garvey, Donald Lynch and Larry E. Romrell, and for Class III -- William P. Glasgow. Background and other information on each of the nominees is provided elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY."

Article Amendment

         Overview. Under Article IV of the Articles, the Company is authorized to issue a total of 50 million shares of Class A common stock, 10 million shares of Class B common stock and 1 million shares of preferred stock. Through the Article Amendment, management proposes that Article IV be amended to increase the authorized issue of Class A common stock to a total of 100 million shares.

         Capital Stock Structure. The Class A common stock and Class B common stock of the Company are identical in all respects except that holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share. Under the Articles, the outstanding Class A common stock and Class B common stock are voted together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for directors is not permitted.

         The rights of the holders of Company common stock are subject to any rights that the Board may confer on holders of preferred stock, which rights may adversely affect the rights of holders of that common stock. Holders of Company common stock have no preemptive, subscription, redemption or conversion rights, except that holders of each outstanding share of Class B common stock may convert such shares into shares of Class A common stock on a one share for one share basis.

         Previously, the Articles provided for two classes of common stock and one class of preferred stock in total amounts of 25 million shares of Class A common stock, 10 million shares of Class B common stock, and 1 million shares of preferred stock. At its June 3, 1993 annual meeting, shareholders of the Company approved an amendment to Article IV of the Articles to increase the authorized shares of Class A common stock from 25 million to 50 million shares. The reason given by management in support of that increase is the primary reason for management's seeking adoption of the Article Amendment by the present shareholders of the Company.

         Since its incorporation the Company has issued shares of the Class A and Class B common stock to capitalize the Company and in response to the exercise of incentive stock options and warrants granted to its executive officers and to other persons as part of business transactions with the Company. The Company has issued for the benefit of its officers and employees a portion of the shares allocated to the Company's Qualified Employee Stock Purchase Plan ("Stock Purchase Plan") and has allocated shares to the Company's Revised 1986 Stock Option Plan ("Stock Option Plan") and granted options to its officers and employees, some of which options have been exercised and corresponding stock has been issued.

         In October 1996 the Company acquired assets and securities of several cable television companies providing services in Alaska. The purchase price included the issuance of approximately 14.7 million shares of Company Class A common stock and notes convertible into an additional approximately 1.5 million shares of Class A common stock. In addition, as a part of that acquisition and to generate cash as partial payment for those assets, the Company issued and sold 2.0 million shares of Class A common stock to MCI Telecommunications Corporation ("MCI").

         On August 1, 1997, the Company in an underwritten, public offering registered under the Securities Act of 1933, as amended ("Securities Act"), sold 7,000,000 new shares of Class A common stock and, on behalf of certain of its shareholders ("Selling Shareholders"), sold 6,380,000 shares of Class A common stock (collectively, "Stock Offering") concurrently with a debt offering ("Debt Offering") described further elsewhere in this Proxy Statement. See, "OWNERSHIP OF THE COMPANY: Recent Equity and Debt Offerings."

         As of the Record Date, there were outstanding 45,276,687 shares of Class A common stock, 4,064,246 shares of Class B common stock, and no shares of preferred stock, and there were 2,382,400 shares of Class A common stock and no shares of Class B common stock subject to options and warrants granted by the Company which had not lapsed or otherwise terminated. That is, the number of authorized but unissued shares of Company Class A common stock prior to the closing on the Stock Offering and upon the exercise of other outstanding options and conversion of outstanding shares of Class B common stock was approximately
5.2 million shares. Upon consummation of the Stock Offering, the Company issued the full 7.0 million shares of Class A common stock. The existing level of Class A common stock authorized under the Articles was then inadequate to accomplish the sale.

         In order to make available for issuance an additional 1.8 million shares of Class A common stock of the Company in the Stock Offering, in addition to the 5.2 million then available, certain holders of options to acquire an aggregate of approximately 1.8 million shares of Class A common stock agreed not to exercise those options until such time as the Company's shareholders approved an increase in the amount of authorized but unissued Class A common stock. These agreements require the Company to use its best efforts to obtain shareholder approval to increase its authorized Class A common stock as promptly as practicable, but not before its next annual meeting, i.e., the Annual Meeting. As of the Record Date, the amount of remaining authorized but unissued shares of Class A common stock of the Company was 4,723,313 shares.

         Under Article IV of the Articles, the Class B common stock is convertible, at the option of a holder into Class A common stock on a one share for one share basis. If the holders of the Class B common stock outstanding were to exercise their conversion rights, the outstanding Class A common stock would increase and the reserve of authorized but unissued Class A common stock would be reduced accordingly.

         The Articles do not prohibit the payment of dividends based upon ownership of Class A or Class B common stock. The Company has never paid a cash dividend on its common stock. Payment of cash or stock dividends in the future, if any, will be determined by the Board in light of the Company's earnings, financial condition, credit agreements and other relevant considerations. However, the Company's credit facilities contain provisions that prohibit the payment of dividends, other than stock dividends, as further described elsewhere in this Proxy Statement. See "OWNERSHIP OF COMPANY: Changes in Control--Pledged Assets and Securities."

         Article VI of the Articles provides that the capital stock of the Company (including the Class A and Class B common stock) will not be assessable. Under (j) of Article IV of the Articles, the Company has the power to redeem and otherwise buy back a portion of all of any class or series of shares of its stock, as will be allowed by law and as the Board in its sole discretion will deem advisable. The Articles do not include, in the context of the Class A and Class B common stock, preemptive or sinking fund provisions.

         Article V of the Articles provides for the classification of the Board into three classes, with each class to consist as nearly as possible of one-third of the whole number of the Board. The classification of the Board is further described elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE
COMPANY: Directors and Executive Officers" and "--Board of Directors and Executive Officers."

         As of the Record Date, the Company intended to continue the existence of the Stock Purchase Plan for its employees and to continue the existence of the Stock Option Plan for its officers and directors.

         The Board believes the Company, in continuing to expand its business and to meet its competition in the marketplace, will from time to time need to increase its working capital through debt financing or through the issuance of additional shares of Company common or preferred stock or both. Management believes that an adequate and prudent level of authorized capital would be as set forth in the Article Amendment and that this level would provide the Company the flexibility to continue to expand its business and maintain a capital base to compete in the telecommunications marketplace.

         Should the shareholders not approve the Article Amendment, the Company would essentially be without any further Class A common stock for use in expansion of its business or to accommodate the continuation of the Stock Option Plan for officers and directors of the Company.

         Shares of the Class A common stock of the Company were, as of the Record Date, traded over-the-counter and prices were quoted on the Nasdaq Stock Market. Shares of the Class B common stock of the Company were, as of that date, traded over-the-counter but not then on a sufficient scale to be reported by the Nasdaq Stock Market or by the National Quotation Bureau, Inc.

         Anti-Takeover Considerations. The Articles and Bylaws contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions are also intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, would have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. The Board has no current plans to formulate or effect additional measures that could have an anti-takeover effect. However, these provisions are briefly as follows.

         The Company has an authorized class of one million shares of preferred stock that may be issued by the Board on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company.

         The Articles provide for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of the Board. Such a delay may help to ensure that the Board and the shareholders, if confronted with an unsolicited proposal by a shareholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, would have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what the Board believed to be in the best interests of the shareholders.

         The overall effect of these provisions, as well as the ability of the Board to issue preferred stock, may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that these provisions have this effect, removal of the Company's incumbent Board and management may be rendered more difficult.

         Concentration of Stock Ownership. As of the Record Date, executive officers and directors of the Company and their affiliates owned approximately 9.1% of the combined outstanding common stock, representing 25.3% of the combined voting power of the common stock. Certain of these shareholders are subject to the Voting Agreement pursuant to which six of the Company's ten directors are currently elected: (1) two nominations by the Prime Voting Shareholders; (2) two nominations by MCI; (3) one nomination by Mr. Duncan; and
(4) one nomination by Mr. Walp. As of the Record Date, MCI owned 19.3% of the combined outstanding Company common stock representing 24.5% of the combined voting power of the common stock. As of that date, the Prime Voting Shareholders collectively owned 14.1% of the combined outstanding common stock, representing 8.1% of the combined voting power of the Company common stock. The Prime Voting Shareholders and the Voting Agreement, are further described elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY: Voting Agreement"; "OWNERSHIP OF THE COMPANY: Recent Acquisition of Cable Systems" and "--Recent Equity and Debt Offerings."

         As of the Record Date, the percentage of the combined outstanding common stock subject to the Voting Agreement was 36.7% (42.5% of the combined voting power of the Company common stock). This concentration of ownership may have the effect of delaying or preventing a change of control of the Company, although the Voting

Agreement does not currently cover any matters other than the election of directors. See, "MANAGEMENT OF THE COMPANY: Voting Agreement" and "OWNERSHIP OF THE COMPANY: Changes in Control--Voting Agreement."

         The Amendment. It is the intent of the Board, subsequent to shareholder approval of the Article Amendment, to file with the Alaska Department of Commerce and Economic Development completed Articles of Amendment and separately newly Restated Articles of Incorporation for the Company ("Restated Articles"). The Articles of Amendment, when filed with the department, will effectuate the changes to the Articles as set forth in the Article Amendment. The Restated Articles will simply restate the Articles as amended through the Articles of Amendment in a new sequence of subsections with the Article Amendment integrated into Article IV and will expressly supersede all previous articles of incorporation for the Company. Copies of the draft Articles of Amendment and the Restated Articles are available free of charge to a shareholder upon written request to the Company to the attention of the Secretary of the Board.

         Recommendation. The Board has passed a resolution expressly to amend the Articles as set forth in the Article Amendment.

         As a further step in the adoption of the Article Amendment, the following resolution will be offered at the Annual Meeting for consideration by the shareholders:

         "RESOLVED that the amendment to (a) of Article IV of the Restated Articles of Incorporation for General Communication, Inc. ("Company") adopted by the board of directors of the Company at its June 25, 1997 meeting and pertaining to increasing the authorized Class A common stock of the Company from 50 million to 100 million shares as set forth in the attached Articles of Amendment to the Restated Articles of Incorporation of the Company, are hereby adopted and approved by the shareholders of the Company."

         The Board, through this Proxy Statement, recommends to the shareholders a vote "FOR" the adoption of the Article Amendment, i.e., a vote for proposal number 2 of the Company Proxy. The voting rights of shareholders on this proposal are as set forth elsewhere in this section. See, " --Voting Procedure-Voting Rights, Votes Required for Approval."

Plan Amendment

         Overview. The terms, history, and purpose of the Stock Option Plan are discussed elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY:
Stock Option Plan" and "--1997 Stock Option Plan." Through the Plan Amendment, management wishes to increase the number of shares authorized and allocated to the Stock Option Plan by 2.5 million shares of Class A common stock of the Company. The Company, should the shareholders approve the resolution to be submitted at the Annual Meeting pertaining to the Article Amendment, should have sufficient shares of Class A common stock authorized and unissued to satisfy the proposed Plan Amendment and allocation for its use in the plan.

         As of the Record Date, of the 3.2 million shares of Class A common stock of the Company allocated to the Stock Option Plan, options had been granted pursuant to the plan (and remained outstanding) involving 2,382,400 shares and 707,262 shares had been issued upon exercise of options under the plan. Therefore, 110,338 shares remained of those authorized and allocated to the Stock Option Plan for granting new options. There were, as of the Record Date, six executive officers, including all of the Named Executive Officers, no current directors who are not executive officers, and 31 other employees (including officers who are not executive officers), participating in the plan out of a total of six eligible executive officers, eight directors who are not executive officers, and 869 employees (including officers who are not executive officers).

         The Plan. The Stock Option Plan provides that the plan is to be administered through the Board or by a committee composed of two or more members of the Board. In July, 1997, the Board established a separate option plan committee ("Option Committee") composed of six members of the Board (Messrs. Garvey, Gerdelman, Glasgow, Lynch, Romrell, and Walp). Prior to that date, the entire Board had acted as the Option Committee. Under the Stock Option Plan, key employees of the Company, a subsidiary of the Company, or a subsidiary of a subsidiary of the Company (including officers and directors who are employees) and non-employee directors of the Company or those subsidiaries are eligible for selection by the Option Committee as optionees under the plan. In selecting an individual to whom options are to be granted, as well as in determining the number of shares subject to each option, the Option Committee is to take into consideration the recommendations of the members of the committee who are also employees of the Company and such factors as it deems relevant in connection with accomplishing the purpose of the plan.

         No maximum or minimum exists with regard to the amount, either in dollars or in numbers, of options that may be exercised in any year, either by any single optionee or by all optionees under the Stock Option Plan. That is, there are no fixed limitations on the number or amounts of securities being offered, other than the practical limitations imposed by the number of employees eligible to participate in the plan and the total number of shares of stock authorized and available for granting under the plan. Shares of stock subject to option under the plan may be unissued shares as the Board may determine from time to time. Shares covered by options which have terminated or expired for any reason prior to their exercise are available for the grant of additional options pursuant to the plan. The Stock Option Plan provides at Section 5 that options may be granted under the plan until the plan is terminated by the Board.

         The only effect on the Stock Option Plan of the proposed Plan Amendment will be to make more stock available for options granted under the plan. As of December 12, 1996 and through the Record Date, substantially all of the shares of Class A common stock allocated to the plan were subject to existing grants of options under the plan or had been issued pursuant to options granted and exercised under the plan. As a result, management's policy of using incentive options to urge key employees and officers to work diligently in the best interests of the Company, has been held in abeyance. Should the Company have had sufficient authorized shares, the Company estimates that it would have granted options under the plan for an additional 800,000 shares of Class A common stock during the year 1997 to the Record Date.

         Management believes that the Stock Option Plan has proven useful and beneficial to the Company as a special incentive to officers, non-employee directors, and other key employees, especially when recruiting and retaining new personnel. It has provided a means for these persons to acquire an equity interest in the Company. The Stock Option Plan has been in operation for approximately 11 years. Furthermore, the business expansion by the Company during the past several years has increased the number of persons to whom management may wish to grant options under the plan. For these reasons, management believes that the number of shares of Class A common stock allocated to the plan should be increased so that the Company may continue to provide the special incentive of stock options to its expanded cadre of officers, non-employee directors, and key employees.

         As of the Record Date the closing sales price on the Nasdaq Stock Market was $8.00 per share for the Class A common stock of the Company.

         The federal income tax consequences of an optionee's participation in the Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the options offered pursuant to the plan. The Company assumes no responsibility in connection with the income tax liability of any optionee. Under the administration of the plan, optionees are urged to obtain competent professional advice regarding the applicability of federal, state, and local tax laws.

         The options granted under the Stock Option Plan are characterized for federal income tax purposes as non-qualified stock options. The options are not actively traded on an established securities market. When granted, the options will not have a readily ascertainable fair market value. Accordingly, an optionee will not be subject to tax upon grant of such an option. However, upon exercise of the option, the excess of the then fair market value of the shares purchased over the aggregate option exercise price for the shares will constitute ordinary income to the optionee. To the extent that the optionee realizes ordinary income (which ordinary income is subject to federal income tax withholding by the Company), the Company is entitled to claim a deduction against its gross income, provided that the cost to the Company constitutes an ordinary and necessary business expense.

         Upon resale of any shares acquired pursuant to the exercise of an option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than 12 months at the date of their disposition. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of the option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise.

         Generally, there will be no federal income tax consequence to the Company upon the grant or termination of an option under the Stock Option Plan or the sale or disposition of the shares acquired upon the exercise of the option. However, upon the exercise of an option, the Company will be entitled to a deduction, for federal income tax purposes, equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise, provided the Company has satisfied its withholding obligations under the Internal Revenue Code of 1986.

         Recommendation. The Board has passed a resolution expressly to adopt the proposed Plan Amendment. As a further step in the adoption of the amendment, the following resolution will be offered at the Annual Meeting for consideration by the shareholders:

         "RESOLVED, that the amendment to the Revised 1986 Stock Option Plan ("Stock Option Plan") of General Communication, Inc. ("Company"), adopted by the board of directors of the Company at its February 6, 1997 meeting, are hereby approved and otherwise ratified by the shareholders of the Company where such amendment is to increase the number of shares authorized and allocated to the Stock Option Plan by 2.5 million shares of Class A common stock, i.e., to increase the number of such shares from 3.2 million to 5.7 million shares of Class A common stock."

         The Board, through this Proxy Statement, recommends to the shareholders a vote "FOR" the adoption of the proposed Plan Amendment, i.e., a vote for proposal number 3 of the Company Proxy. The voting rights of Shareholders on this proposal are set forth elsewhere in this section. See, "--Voting Procedure-Voting Rights, Votes Required for Approval."

Other Business

         Other than the foregoing, the Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of Company Proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.

         As part of such Other Business, the shareholders will be asked to approve the minutes of the annual meeting of shareholders of the Company held on October 17,

1996. The Company Proxy will then also be used in the discretion of the proxy holder to vote for the adoption of those minutes. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting but will not be an action constituting approval or disapproval of the matters referred to in those minutes.



                              MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The following table sets forth certain information about the Company's directors and executive officers as of the Record Date.

           Name                               Age    Position
           ----                               ---    --------
           Carter F. Page (1)(2)(3)           66     Chairman and Director
           Ronald A. Duncan(1)(3)             45     President, Chief Executive Officer and Director
           Robert M. Walp(1)(3)               69     Vice Chairman and Director
           John M. Lowber(2)                  47     Senior Vice President, Chief Financial Officer,
                                                     Secretary and Treasurer
           G. Wilson Hughes                   52     Executive Vice President and General Manager
           William C. Behnke                  39     Senior Vice President-Marketing and Sales
           Richard P. Dowling                 53     Senior Vice President-Corporate Development
           Dana L. Tindall                    35     Senior Vice President-Regulatory Affairs
           Donne F. Fisher(1)(2)(3)           59     Director
           Jeffery C. Garvey(1)(3)            48     Director
           John W. Gerdelman(1)(3)            45     Director
           William P.Glasgow(1)(3)            39     Director
           Donald Lynch(1)(3)                 49     Director
           Larry E. Romrell(1)(3)             57     Director
           James M. Schneider(1)(3)           44     Director

         ------------

(1)      Member of Audit Committee and Compensation Committee.

(2)      Member of Finance Committee.

(3) The present classification of the Board is as follows: (1) Class I -- Messrs. Gerdelman, Page, and Walp, whose present terms expire at the time of the 1999 annual shareholder meeting; (2) Class II -- Messrs. Duncan, Garvey, Lynch and Romrell, whose present terms expire at the time of the Annual Meeting; and (3) Class III -- Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of the 1998 annual meeting.



         Carter F. Page. Mr. Page has served as Chairman and a director of the Company since 1980. His term as director expires in 1999. From December 1987 to December 1989, he served as a consultant to WestMarc Communications, Inc. ("WestMarc") in matters related to the Company. Mr. Page served as President and director of WestMarc from 1972 to December 1987. Since then and to the present, he has been managing general partner of Semaphore Partners, a general partnership and investment vehicle in the communications industry.

         Ronald A. Duncan. Mr. Duncan is a co-founder of the Company and has been a director of the Company since 1979. His term as director expires in 1997. Mr. Duncan is his own nominee to the Board for the Annual Meeting pursuant to the Voting Agreement. Mr. Duncan has served as President and Chief Executive Officer of the Company since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of the Company.

         Robert M. Walp. Mr. Walp is a co-founder of the Company. He has been a director of the Company since 1979, has served as Vice Chairman of the Company since January 1, 1989 and is also an employee of the Company. Mr. Walp is his own nominee to the Board pursuant to the Voting Agreement. His term as director expires in 1999. From 1979 through 1988, Mr. Walp served as President and Chief Executive Officer of the Company.

         John M. Lowber. Mr. Lowber has served as Chief Financial Officer of the Company since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President-Administration since December 1989. Mr. Lowber was Vice President-Administration for the Company from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager at KPMG Peat Marwick.

         G. Wilson Hughes. Mr. Hughes has served as Executive Vice President and General Manager of the Company since June 1991. Mr. Hughes was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988 he was President and a member of the board of directors of Enserch Alaska Services, Inc.

         William C. Behnke. Mr Behnke has served as Senior Vice President-Marketing and Sales for the Company since January 1994. Mr. Behnke was Vice President of the Company and President of GCI Network Systems, Inc., a former subsidiary of the Company, from February 1992 to January 1994. From June 1989 to February 1992 he was Vice President of the Company and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989 Mr. Behnke was Senior Vice President for TransAlaska Data Systems, Inc.

         Richard P. Dowling. Mr. Dowling has served as Senior Vice President-Corporate Development for the Company since December 1990. Mr. Dowling was Senior Vice President-Operations and Engineering for the Company from December 1989 to December 1990. From 1981 to December 1989 he served as Vice President-Operations and Engineering for the Company.

         Dana  L.   Tindall.   Ms.   Tindall   has   served   as   Senior   Vice
President-Regulatory

Affairs since January 1994. Ms. Tindall was Vice President-Regulatory Affairs for the Company from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs for the Company and she served as Manager of Regulatory Affairs for the Company from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of Telecommunications Economics at Alaska Pacific University from September through December 1995.

         Donne F. Fisher. Mr. Fisher has served as a director of the Company since 1980. His term as director expires in 1998. Mr. Fisher has been a consultant to TCI since January 1996 and a director of Tele-Communications, Inc. ("TCI") since 1980. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher serves on the boards of directors of most of TCI's subsidiaries and the boards of directors of DMX, Inc. and United Video Satellite Group, Inc. Mr. Fisher also acts as executor of the Estate of Bob Magness, one of the Company's principal shareholders.

         Jeffery C. Garvey. Mr. Garvey has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the nominees of the Voting Prime Sellers to the Board for the Annual Meeting pursuant to the Voting Agreement. His term as director expires in 1997. Since June 1989, Mr. Garvey has been General Partner of Austin Ventures, L.P., a shareholder of Alaska Cable, Inc. (one of the entities merged into a subsidiary of the Company as part of the acquisition of the Cable Systems). Mr. Garvey joined Austin Ventures in 1979, and prior to that he was Senior Vice President in charge of the National and Specialized Lending Divisions of PNC Bank (formerly Provident National Bank) in Philadelphia, Pennsylvania. From 1971 to 1976 he held several positions with Pittsburgh National Bank focusing on broadcast communications.

         John W. Gerdelman. Mr. Gerdelman has served as a director of the Company since July 1994 and is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1999. Mr. Gerdelman has been President, Network Services, for MCI, a wholly-owned subsidiary of MCI Communications Corporation, since September 1994. He was Senior Vice President for MCI from July 1992 to September 1994. From July 1989 to July 1992 Mr. Gerdelman was President of MCI Services, Inc., a subsidiary of MCI.

         William P. Glasgow. Mr. Glasgow has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the nominees of the Voting Prime Sellers to the Board at the Annual Meeting pursuant to the Voting Agreement. His term as director expires in 1998. Mr. Glasgow has been President of Prime II Management, Inc., a Delaware corporation, and sole general partner of Prime Management since July 1996. Mr. Glasgow was President of Prime Cable Fund I, Inc., a Delaware corporation and the sole general partner of Prime from July 1996 to the merger of the corporation with a subsidiary of the Company as a part of the acquisition of the Cable Systems. Prior to that he was Senior Vice President-Finance of both corporations from September 1991 and Vice President-Finance of Prime Cable Fund I, Inc. from February 1989 to September 1991. Mr. Glasgow joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987.

         Donald Lynch. Mr. Lynch has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of MCI's nominees to the Board for the Annual Meeting pursuant to the Voting Agreement. His term as director expires in 1997. Mr. Lynch is a Senior Vice President of MCI and has been with MCI for over 15 years in various executive positions.

         Larry E. Romrell. Mr. Romrell has served as a director of the Company since 1980. His term as director expires in 1997. Since 1994, Mr. Romrell has been an Executive Vice President of TCI and the President and a director of TCI Technology Ventures, Inc. From 1991 to 1994, Mr. Romrell was a Senior Vice President of TCI. Mr. Romrell is also a director of Teleport Communications Group, Inc. and of United Video Satellite Group. He serves on the compensation committee of United Video Satellite Group.

         James M. Schneider. Mr. Schneider has served as a director of the Company since July 1994. His term as director expires in 1998. Mr. Schneider has been the Vice President for Dell Computer Corporation since September 1996. Prior to that he was Senior Vice President for MCI Communications Corporation in Washington, D.C. since September 1993. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993.

Board of Directors and Executive Officers

         The Board currently consists of ten directors, divided into three classes of directors serving staggered three-year terms. Directors of the Company are elected at the annual meeting of shareholders and serve until they resign or are removed or until their successors are elected and qualified. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of shareholders and serve at the discretion of the Board.

Voting Agreement

         Six of the ten directors of the Company are nominated by the parties to the Voting Agreement. The Voting Agreement was entered into in connection with the Company's acquisition of Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime"), and other cable systems in Alaska (collectively with Prime, "Cable Systems"). Pursuant to the Voting Agreement, each party to the Voting Agreement will vote its stock and take all actions within its power to maintain the size of the Board at six or more directors and to cause to be elected to the Board the following: (1) two directors nominated by MCI; (2) one director nominated by Mr. Duncan; (3) one director nominated by Mr. Walp; and
(4) two directors nominated by the Prime Voting Shareholders. The Company's acquisition of the Cable Systems is further described elsewhere in this Proxy Statement. See, "OWNERSHIP OF THE COMPANY: Recent Acquisitions of Cable Systems." The Prime Voting Shareholders will continue to have these rights for so long as (1) the Prime Voting Shareholders (and their distributees who agree in writing to be bound by the terms of the agreement) collectively own at least 10% of the then issued and outstanding shares of Class A common stock and (2) the Prime Management Agreement is in full force and effect. However, if only one of these two conditions is met, the Prime Voting Shareholders are entitled to nominate only one director, and if neither of these conditions is met, the Prime Voting Shareholders are not entitled to nominate any directors under the Voting Agreement. The obligation of the parties to the Voting Agreement to vote for the nominees of the Prime Voting Shareholders and maintain the Board at six or more directors exists for so long as the Prime Voting Shareholders collectively own 10% of the issued and then-outstanding shares of Class A common stock or so long as the Prime Management Agreement is in effect. The Voting Agreement states that the shares subject to it are also to be voted on other matters to which the parties unanimously agree, but, as of the Record Date, no other matters were subject to the Voting Agreement. The Prime Voting Shareholders are identified elsewhere in this Proxy Statement. See, "OWNERSHIP OF THE COMPANY: Principal Shareholders."

         If any party to the Voting Agreement (other than the Prime Voting Shareholders) disposes of more than 25% of the votes represented by its holdings of the common stock of the Company, such party will cease to be subject to the Voting Agreement and such disposition will trigger on behalf of each other party to the Voting Agreement the right to withdraw from the Voting Agreement. Unless earlier terminated, the Voting Agreement will continue until the earlier of completion of the annual shareholder meeting of the Company in June 2001 or until there is only one party to the Voting Agreement.

         TCI sold all of its shares (except for those shares owned upon the merger of Kearns Tribune Coporation into one of its subsidiaries effective July 31, 1997) of the Company's common stock in the Stock Offering and no longer is subject to the Voting Agreement. The Company currently expects that TCI's former nominees to the Board (Messrs. Fisher and Romrell) will continue as directors of the Company and that the other parties to the Voting Agreement will not terminate their rights and obligations under the agreement.

Board and Committee Meetings

         During the year ended December 31, 1996, the Board had three committees: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Finance Committee. The Audit Committee is composed of all members of the Board. The Audit Committee's duties include the following: (1) making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the Audit Committee deems necessary; (2) reviewing the plan or scope of an audit or review and the results of such audit or review; and (3) carrying out other duties as delegated in writing by the Board. The Audit Committee met two times during the year ended December 31, 1996.

         The Compensation Committee is composed of all members of the Board. The Compensation Committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation. The Compensation Committee met three time during the year ended December 31, 1996.

         The Finance Committee is composed of Messrs. Fisher, Page and Lowber. Its duties are to review Company finance matters from time to time and provide guidance to the Chief Financial Officer regarding these matters. The Finance Committee did not meet during the year ended December 31, 1996.

         The Board held seven meetings during the year ended December 31, 1996. All incumbent directors as disclosed in this Proxy Statement attended 100% of the meetings of the Board and of committees of the Board for which they were seated as directors with the exception of the following directors who only attended a percentage of the meetings for which they were seated as indicated:
(1) Mr. Gerdelman (57%); (2) Mr. Page (86%); (3) Mr.
Romrell (29%); and (4) Mr. Schneider (71%).

Director Compensation

         In December 1996, each person who was then a director of the Company (other than the MCI representatives) received $2,000 in director fees for the period from July 1996 to June 1997. It is MCI's policy that its directors not accept remuneration for serving on a board of directors other than those of MCI and its subsidiaries. The non-MCI directors who joined the Company in December received a prorated fee for the July 1996 to June 1997 period. During the year ended December 31, 1996, the directors on the Board received no other direct compensation for serving on the Board, but were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

         During February 1997, the Company made a contingent grant of 25,000 share options to each of Messrs. Fisher, Schneider and Page with an exercise price of $7.50 per share. The options are to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The options were granted subject, among other things, to the Company obtaining shareholder approval to increase the number of shares of Class A common stock that it is authorized to issue and the number of shares allocated to the Stock Option Plan.

Executive Compensation

         Summary Compensation. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 1994, 1995 and 1996 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                                                    Compensation
                                               Annual Compensation                  Awards
                                ------------------------------------------------    ----------------
                                                                   Other Annual     Securities Under-       All Other
Name and Principal Position     Year      Salary($)   Bonus($)    Compensation($)   lying Options(#)        Compensation($)(1)(2)
                                ----      ---------   --------    ---------------   ----------------        ---------------------

Ronald A. Duncan                1996      120,000(3)      3,000         -0-                     -0-              178,633
  President and Chief           1995      110,550(4)        -0-         -0-                     -0-              159,206
  Executive Officer             1994       89,550(4)     99,960         -0-                     -0-              121,747

William C. Behnke               1996        110,000       5,363         -0-                     -0-               22,066
  Senior Vice President-        1995        110,002         -0-         -0-                  50,000               20,066
  Marketing and Sales           1994        109,168     136,194         -0-                     -0-                   66

G. Wilson Hughes                1996        150,000       6,040         -0-                     -0-              100,920
  Executive Vice President      1995        150,002         -0-         -0-                 260,000               91,046
  and General Manager           1994        150,003      89,698         -0-                     -0-               75,686

John M. Lowber                  1996        125,000       5,860         -0-                     -0-               78,842
  Senior Vice President-        1995        125,000         -0-         -0-                 100,000               80,321
  Administration, Chief         1994        125,514     117,757         -0-                     -0-               77,814
  Financial Officer,
  Secretary/Treasurer

Dana L. Tindall                 1996        110,000      34,630         -0-                     -0-               10,203
  Senior Vice President-        1995        103,699      24,000         -0-                     -0-               14,949
  Regulatory Affairs            1994         93,555      99,082         -0-                     -0-               63,241(5)

------------

(1) The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Duncan, $161,551, $144.470 and $110,425 in 1996, 1995
         and 1994, respectively; Mr. Behnke, $22,000 and $20,000 in 1996 and 1995, respectively; Mr. Hughes, $85,128, $74,741 and $59,843 in 1996,
         1995 and 1994, respectively and Mr. Lowber, $65,000 in each of 1996, 1995 and 1994. See within this section "--Employment and Deferred Compensation Agreements."

(2)      The  amounts   reflected   in  this  column   also   include   matching
         contributions  by the Company under the

                                                                         Page 22

         Stock Purchase Plan as follows: Mr. Duncan, $15,000, $10,756, and $9,240 in 1996, 1995 and 1994, respectively; Mr. Hughes, $14,475,
         $12,750, and $15,000 in 1996, 1995 and 1994, respectively;  Mr. Lowber,
         $12,857, $12,852, and $11,844 in 1996, 1995 and 1994, respectively; and
         Ms.  Tindall,  $10,137,  $12,802,  and $13,190 in 1996,  1995 and 1994,
         respectively. Amounts shown for Mr. Duncan include premiums of $82 under a term life insurance policy paid in each of 1996, 1995 and 1994; $2,000 paid to Mr. Duncan in each of 1996, 1995 and 1994 for serving on the Board; and $1,898 paid to Mr. Duncan in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Behnke include premiums of $66 under a term life insurance policy paid in each of 1996, 1995 and 1994. Amounts shown for Mr. Hughes include premiums of $1,317, $1,305 and $843 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $2,250 paid to Mr. Hughes in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Lowber include premiums of $985, $980 and $970 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $1,489 paid to Mr. Lowber in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Ms. Tindall include premiums of $66, $54 and $51 under at term life insurance policy paid in 1996, 1995 and 1994, respectively; and $2,093 paid to Ms. Tindall in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan.

(3) Does not include $50,000 of Mr. Duncan's 1997 salary that was paid in advance during 1996.

(4) Mr. Duncan received $30,000 of his 1995 salary as an advance in 1994. The $30,000 advance payment is included in his 1995 salary.

(5) The Company and Ms. Tindall entered into a deferred compensation agreement dated August 15, 1994, which provides that, in the event Ms. Tindall exercises stock options pursuant to the Stock Option Agreement between the Company and Ms. Tindall dated June 2, 1993, the Company will pay to Ms. Tindall $1.00 per share so exercised, up to a maximum of $50,000.


Option Exercise and Fiscal Year-End Values

         The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of the Named Executive Officers.

                                         AGGREGATED OPTION EXERCISES
                                   IN LAST FISCAL YEAR AND FISCAL YEAR END
                                                OPTION VALUES

                                                     Number of Securities              Value of Unexercised
                         Shares                     Underlying Unexercised             In-the-Money Options
                       Acquired on     Value      Options at Fiscal Year-End        at Fiscal Year-End ($)(1)
Name                    Exercise      Realized    Exercisable   Unexercisable       Exercisable   Unexercisable
----                   ----------     --------    ---------------------------       --------------------------
Ronald A. Duncan           -0-        $  -0-          140,000        60,000           $717,500      $307,500

William C. Behnke          -0-           -0-          185,190        50,000          1,204,584       206,250

G. Wilson Hughes           -0-           -0-          250,000       260,000          1,593,750     1,072,500

John M. Lowber             -0-           -0-          205,000       145,000          1,275,625       643,125

Dana L. Tindall          9,517(2)      16,357(2)      106,400        50,000            528,100       236,250

------------

(1) Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options based on the last trading price on December 31, 1996.

(2) The Company paid $16,357 to Ms. Tindall for cancellation of options to purchase 9,517 shares of Class A common stock with an exercise price per share of $2.25. The payment amount was calculated by multiplying the number of shares by the difference between the market price of the Class A common stock on the date of such cancellation and the exercise price of the options canceled.
------------

Employment and Deferred Compensation Agreements

         The Company entered into a Deferred Bonus Agreement with Mr. Duncan in June 1989 ("First Duncan Agreement"). Under the First Duncan Agreement, the Company credited $325,000 to Mr. Duncan as of June 12, 1989 as a deferred bonus for Mr. Duncan's past service to the Company. Amounts in the account were to accrue interest at 10% per annum unless there was an irrevocable investment election by Mr. Duncan to have the balance in the account treated as though it were invested in the Common Stock of the Company. In July 1989, Mr. Duncan made such election, and the Company purchased a total of 105,111 shares of Class A common stock in its name for the benefit of Mr. Duncan, which are held in treasury and are not voted. The full amount of the deferred bonus, including the distribution of any stock, will be due and payable to Mr. Duncan upon the termination of his employment with the Company.

         The Company entered into a Deferred Compensation Agreement with Mr. Duncan in August 1993 (as amended, "Second Duncan Agreement"), under which the Company will pay to Mr. Duncan deferred compensation in an amount not to exceed $625,000, plus interest at the rate paid by the Company on it senior debt in addition to his regular compensation. This deferred compensation is to be credited to Mr. Duncan each July 1 that he is employed by the Company in amounts as follows:

                  Year                                        Amount
                  ----                                        ------
                  1993......................................$100,000
                  1994.......................................100,000
                  1995.......................................125,000
                  1996.......................................150,000
                  1997.......................................150,000
                  Total.....................................$625,000

         All deferred compensation (including the present value of any uncredited amounts) plus accrued interest will be due and payable in ten equal annual payments to Mr. Duncan upon the termination of his employment with the Company. However, should he voluntarily terminate his employment or if his employment is terminated for cause, only that portion (with interest) of the deferred compensation credited as of the December 31 immediately preceding his termination will be due and payable, and the remainder of the deferred compensation will be forfeited. In September 1995, the Company agreed with Mr. Duncan that the vested and unvested portions of his deferred compensation under the Second Duncan Agreement would be payable in shares of Class A common stock in lieu of cash. To fund this obligation, the Company bought a total of 13,750 shares in the open market during September 1995 and October 1995 at a weighted average price of $3.48 per share. In July 1996, the Company purchased from Mr. Duncan an additional 76,470 shares of Class A common stock at the then market price of $8.125 per share. In lieu of the amount to be credited in 1997, Mr. Duncan's deferred compensation account will receive credit for 18,372 shares of Class A common stock. Accordingly, the balance owed Mr. Duncan pursuant to the Second Duncan Agreement is denominated in 90,220 shares of Class A common stock. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan.

         On April 30, 1991, the Company entered into a deferred compensation agreement with Mr. Hughes (as amended in 1996, "Hughes Agreement"). Under the terms of the Hughes Agreement, Mr. Hughes is entitled to an annual base salary of $150,000 and customary benefits. Pursuant to the agreement, Mr. Hughes was granted stock options in 1991 for 250,000 shares of Class A common stock at an exercise price of $1.75 per share, all of which are fully vested and exercisable. The Hughes Agreement also provides for Mr. Hughes to receive deferred compensation, with interest compounded annually at 10% of $50,000 in each of 1992, 1993, and 1994, $65,000 in 1995 and $75,000 in 1996 and each year thereafter, to accrue on December 31 of each year. Each contribution by the Company is accrued at the end of the year in which the contribution is made. Upon termination, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. If the monthly installment method is chosen, the unpaid balance will continue to accrue interest at 10%. Interest accrued under the Hughes Agreement in the amounts of $9,843, $9,741 and $10,128 during the years ended December 31, 1994, 1995 and 1996, respectively. In September 1995, the Company bought 3,750 shares of Class A common stock in the public market at a purchase price of $3.375 per share to fund certain of the vested portions of Mr. Hughes' deferred compensation. The stock is held in treasury by the Company for the benefit of Mr. Hughes, is not voted and may not be disposed of by the Company or Mr. Hughes.

         The Company entered into an employment and deferred compensation agreement with Mr. Lowber in July 1992. Under the terms of the agreement, Mr. Lowber is entitled to an annual base salary of $125,000 and customary benefits. In addition, Mr. Lowber is eligible to receive an annual cash bonus of up to $30,000 based upon the Company's and his performance. The agreement also provides for Mr. Lowber to receive deferred compensation of $450,000 ($65,000 per year from July 1992 through July 1999). If Mr. Lowber's employment or position with the Company is terminated, or if he dies, the entire $450,000 will be immediately payable. If Mr. Lowber voluntarily resigns, he will lose the unvested portion of his deferred compensation. The deferred compensation has been used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. The Company's deferred compensation contributions will be made each July 1 through 1999 and are fully vested when made. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven-year term of the agreement, the collateral assignment of the insurance policy will be terminated.

         In February 1995, the Company agreed to pay deferred compensation to Mr. Behnke in the amount of $20,000 per year for each of 1995 and 1996, each contribution by the Company to vest at the end of the calendar year during which the allocation was made, and accruing interest at 10% per annum. The first allocation under the plan was made in December 1995. Effective January 1, 1997, the Company and Mr. Behnke entered into a compensation agreement ("Behnke Agreement") which provides for compensation through December 31, 2001. The Behnke Agreement provides for base compensation of $150,000 per year, increasing $5,000 annually for the years ending December 31, 1999, 2000 and 2001. The Behnke Agreement provides for target incentive compensation of $45,000 per year of which 78% will be deferred. Pursuant to the Behnke Agreement, the Company agreed to grant Mr. Behnke an option to purchase 100,000 shares of Class A common stock at an exercise price of $7.00 per share, which will vest in equal amounts on January 1 of 2000, 2001 and 2002, the grant of such options being contingent upon, among other things, the Company obtaining shareholder approval to increase the number of shares of Class A common stock that it is authorized to issue and the number of shares allocated to the Stock Option Plan. Pursuant to the Behnke Agreement, the Company will create a deferred compensation account for Mr. Behnke in the amount of $285,000, of which $40,000 was vested December 31, 1996 and the rest of which will vest as earned under the incentive compensation provision of the Behnke Agreement. Mr. Behnke may direct the Company to invest the entire $285,000 in the Company's common stock. The vested portions of the deferred compensation account will be paid to Mr. Behnke upon termination of his employment with the Company. The Company also agreed to cooperate with Mr. Behnke to sell in the

Stock Offering 35,000 shares of Class A common stock that he will receive upon exercise of vested stock options. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Recent Equity and Debt Offerings."

         In February 1995, the Company established a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan. Mr. Lowber participated in the plan with respect to a deferral of $56,000 earned in 1995 which was paid in 1996. As of the Record Date, Mr. Lowber was the only Named Executive Officer to participate in the plan.

         Except as disclosed in this Proxy Statement, as of December 31, 1996 and the Record Date, there were no compensatory plans or arrangements including payments to be received from the Company with respect to the Named Executive Officers for the year ended December 31, 1996 where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of such individual's employment with the Company or its subsidiaries or from a change of control of the Company or a change in the individual's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.

Long-Term Incentive Plan Awards

         The Company had no long-term incentive plan in operation during the year ended December 31, 1996.

Stock Purchase Plan

         In December 1986, the Company adopted a Qualified Employee Stock Purchase Plan which has been amended from time to time and as of the Record Date was in the form of the Stock Purchase Plan. The plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. All employees of the Company who have completed at least one year of service are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 10% of such compensation up to a maximum per employee of $9,500 for 1997. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Subject to certain limitations, the Company may make matching contributions of common stock for the benefit of employees, which contributions vest over six years. No more than 10% of any one employee's compensation will be matched in any year. In addition, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $30,000 or 25% of such employees' compensation (determined after salary reduction) for any year.

         Prior to July 1, 1995, employee and Company contributions were invested in common stock of the Company. On and after that date, employees could direct their contributions to be invested in MCI common stock, TCI common stock, and various identified mutual funds, as well as the common stock of the Company. Employee contributions invested in common stock are eligible to receive up to 100% Company matching contributions in common stock as determined by the Company each year. Employee contributions that are directed into investments other than common stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. The participants generally do not have voting or disposition power with respect to the Company shares allocated to their accounts. Those shares are voted by a committee for the plan. However, pursuant to the Stock Purchase Plan, the Company offered all participants the opportunity to include in the Stock Offering up to 50% of the common stock allocated to them under the Stock Purchase Plan.

         The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker) and the plan's committee is appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan's committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in common stock is generally irrevocable). The plan administrator and members of the plan's committee are all employees of the Company or its subsidiaries. The plan's committee has broad administrative discretion under the terms of the plan.

Stock Option Plan

         Under the  Stock  Option  Plan,  the  Company  is  authorized  to grant non-qualified options to purchase up to 3.2 million shares of Class A common stock to officers, employees, non-employee directors and other key employees of the Company. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization. As of the Record Date, 2,382,400 shares were subject to outstanding options, 707,262 shares had been issued upon the exercise of options under the Stock Option Plan, and 110,338 shares remained available for additional grants under the Stock Option Plan. Shares of Class A common stock issued under the Stock Option Plan have been registered under the Securities Act on Form S-8.

         As of the Record Date, the Stock Option Plan was administered by the Option Committee composed of six members of the Board as described elsewhere in this Proxy Statement. See, "COMPANY ANNUAL MEETING: Plan Amendment." The Option Committee selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be from six months through up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder, and exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.


1997 Stock Option Plan

         During February 1997, the Company through its Board made a contingent grant of options to purchase Class A common stock to certain executive officers and non-employee directors of the Company, subject, among other things, to the Company obtaining shareholder approval to increase the number of shares of Class A common stock that it is authorized to issue. The approved contingent options include 25,000 share options to each of Messrs. Fisher, Schneider and Page with an exercise price of $7.50 per share and with the options to a given optionee to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The contingent grant of 100,000 share options at an exercise price of $7.00 per share to each of Mr. Lowber and Ms. Tindall was also approved. Mr. Lowber's options vest ratably over a three-year period beginning in December 1999, and Ms. Tindall's options vest ratably over a three-year period beginning in June 1999.

Report on Repricing of Options/SARs

         During the year ended December 31, 1996, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of all members of the Board, and the identity and relationships of the Board members to the Company are described elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY: Directors and Executive Officers"; "OWNERSHIP OF THE COMPANY"; and "CERTAIN TRANSACTIONS." During the year ended December 31, 1996, Messrs. Walp and Duncan (a Named Executive Officer), participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning their own compensation.

Compensation Committee Report on Executive Compensation

         In January 1994, the Board established the Compensation Committee composed of all of the members of the Board. The Board established the duties of the Compensation Committee as follows:

                  (1) Preparing, on an annual basis for the review of and action by the Board, a statement of policies, goals, and plans for executive officers and Board member compensation, if any, and, specifically a statement of expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the Board may designate for this purpose;

                  (2) Monitoring the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans, including but not limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company, and, at its own direction or at the direction of the Board;

                  (3) Monitoring compensation-related publicity and public and private sector developments on executive compensation;

                  (4) Familiarizing   itself   with  and  monitoring  the  tax,
         accounting,   corporate,   and  securities  law  ramifications  of  the
         compensation policies of the Company, including but not limited to comprehending a senior executive officer's total compensation package, its total cost to the Company and its total value to the recipient, paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits;

                  (5) Establishing  the overall cap on  executive compensation,
         the  measure  of  performance   for  executive   officers,   either  by
         predetermined measurement or by a subjective evaluation; and

                  (6) Striving to make the compensation plans of the Company simple, fair, and structured so as to maximize shareholder value.

         For the year ended December 31, 1996 the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are under those agreements unsecured creditors of the Company.

         In February, 1996 the Compensation Committee established compensation levels for all corporate officers, including the Named Executive Officers. Also at that time the Compensation Committee established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its executive officers, including Messrs. Behnke, Hughes and Lowber, and Ms. Tindall. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Board. The goals included targets for revenues and cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. See, "MANAGEMENT OF THE COMPANY: Executive Compensation."

         During the year ended December 31, 1996 the Compensation Committee monitored and provided direction for the Stock Purchase Plan and Stock Option Plan. Because the incentive bonus standards set by the committee for the Company for that year were not entirely met, partial incentive bonuses tied to Company performance were awarded to the Named Executive Officers and other executive officers of the Company or to the officers of the subsidiaries of the Company. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company. Corresponding duties were carried out by the boards of directors of the subsidiaries of the Company with respect to employees of those entities, and the same individuals served as directors of each of these boards.

         The practice of the Compensation Committee in future years will likely be to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr. Duncan for the compensation of other senior executive officers.

Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five-year period from December 31, 1991 through December 31, 1996. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five-year period: (1) a market index and (2) a peer index. The market index is the Center for Research in Securities Prices Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Prices Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five-year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stock represented by a given index in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis. Therefore, comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible into Class A common stock by request to the Company.


-------------------------------------------------------------------------------------------------------------
                          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH
                            FOR GENERAL COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX FOR
                              UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK
-------------------------------------------------------------------------------------------------------------

                                                     Nasdaq Stock Market Index              Nasdaq
      Measurement Period                                     for U.S.              Telecommunication Stock
     (Fiscal Year Covered)           Company                 Companies
-------------------------------- ----------------- ------------------------------ ---------------------------
FYE 12/31/91                         $ 100.0                   100.0                       100.0
FYE 12/31/92                           136.8                   116.4                       122.8
FYE 12/31/93                           266.7                   133.6                       189.4
FYE 12/31/94                           217.5                   130.6                       158.1
FYE 12/31/95                           287.7                   184.7                       207.0
FYE 12/31/96                           456.1                   227.2                       211.6


Legal Proceedings

         The Board is unaware of any legal proceedings which may have occurred during the past five years and which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.

Compliance with Section 16(a) of the Exchange Act

         Based upon a review of Forms 3, 4, and 5 adopted pursuant to the Exchange Act of 1934 ("Exchange Act") and completed and furnished to the Company by shareholders, the Company is unaware of any director, officer, or beneficial owner of more than 10% of any class of common stock of the Company who failed to file on a timely basis, as provided in those forms, reports required under
Section 16(a) of that act during the year ended December 31, 1996.

                            CERTAIN TRANSACTIONS

MCI Agreements

         As of the Record Date, MCI owned 19.3% of the outstanding combined common stock of the Company, representing 24.5% of the total voting power of that common stock. In 1993, MCI entered into a significant business relationship with the Company which includes the following agreements: (1) under the MCI Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii; (2) MCI licensed certain service marks to the Company for use in Alaska; (3) MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska with Pacific City, Oregon leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI; (4) MCI purchased certain service marks of the Company; and (5) the parties agreed to share some communications network resources and various marketing, engineering and operating resources.

         The Company handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the Company's calling card customers when they are in the lower 49 states. Revenues attributed to the MCI Traffic Carriage Agreement in 1996 were approximately $29.2 million, or approximately 17.7% of total revenues.

         Concurrently with entering into the MCI Traffic Carriage Agreement, MCI purchased approximately 31% of the then outstanding Class A common stock of the Company and approximately 31% of the then outstanding Class B common stock of the Company and presently controls nominations to two seats on the Board pursuant to the Voting Agreement. MCI's current nominees are Mr. Gerdelman, the President of Network

Services of MCI, and Mr. Lynch, a Senior Vice President of MCI. Concurrently with the Company's acquisition of the Cable Systems effective October 31, 1996, MCI purchased an additional 2.0 million shares of Class A Common Stock for $13.0 million or $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems.

WestMarc Agreements

         The Company purchased services and used certain facilities of WestMarc, a wholly-owned subsidiary of TCI, to allow the Company to provide its telecommunications services in certain of the lower 49 states. The total of such purchases from WestMarc by the Company during the years ended December 31, 1995 and 1996 were approximately $245,000 and $244,000, respectively. The Company expects to continue purchasing services from WestMarc at levels comparable to past purchases. Until it sold all of its common stock in the Company in August 1997, TCI controlled nominations to two seats on the Board pursuant to the Voting Agreement. Its nominees to the Board had been Messrs. Fisher and Romrell. Management of the Company currently expects that these former TCI nominees to the Board will continue as directors of the Company.

Prime Management Agreement

         In connection with its acquisition of the Cable Systems, the Company entered into the Prime Management Agreement with Prime II Management, L.P., a Delaware limited partnership ("Prime Management") to manage the Cable Systems. As of the Record Date, the Prime Voting Shareholders owned 14.1% of the total outstanding combined Company common stock, representing 8.1% of the total voting power, and controlled nominations to two seats on the Board pursuant to the Voting Agreement. See, "OWNERSHIP OF COMPANY: Recent Acquisition of Cable Systems."

         Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses (the contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis). The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998.

Duncan Lease

         The Company entered into a long-term capital lease agreement ("Duncan Lease") in 1991 with a partnership in which Mr. Duncan, the President and Chief Executive Officer and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse, but remained a guarantor on the note that was used to finance the acquisition of the property subject to the Duncan Lease. The property under the Duncan Lease consists of a building presently occupied by the Company. The Duncan Lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two-year anniversary of the Duncan Lease, beginning in 1993. If the partnership sells the property subject to the Duncan Lease prior to the end of the tenth year of the Duncan Lease, the partnership will pay to the Company one-half of the net proceeds in excess of $900,000. If that property is not sold prior to the end of the tenth year of the Duncan Lease, the partnership will pay to the Company the greater of (1) one-half of the appreciated value of the property over $900,000 or (2) $500,000. The property subject to the Duncan Lease was capitalized in 1991 at the partnership's cost of $900,000 and the Duncan Lease obligation was recorded in the consolidated financial statements of the Company. See, "ANNUAL REPORT."

Duncan and Hughes Stock Sales

         In July 1996, the Company purchased 76,470 shares of Class A common stock from Mr. Duncan at the then market price of $8.125 per share. The shares were purchased for the purpose of funding Mr. Duncan's deferred compensation account under the Second Duncan Agreement, following his election to have the balance owed to him denominated in Class A common stock in lieu of cash. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan. See, "MANAGEMENT OF THE COMPANY: Executive Compensation" and "--Employment and Deferred Compensation Agreements."

         In March 1997, the Company purchased 3,687 shares of Class A common stock from Mr. Hughes at the then market price of $7.75 per share. The shares were purchased for the purpose of funding Mr. Hughes's deferred compensation account under the Hughes Agreement. The Company is holding the shares in treasury until they are distributed to Mr. Hughes. The shares are not voted and may not be disposed of by the Company or Mr. Hughes. See, "MANAGEMENT OF THE
COMPANY: Executive Compensation" and "--Employment and Deferred Compensation Agreements."

Indebtedness of Management

         A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of the Company upon exercise of such options may have a negative impact on the price of the Company's common stock, the Board has encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements, and has instead extended loans to such executive officers secured by their shares or options. As of the Record Date, total indebtedness of management was $1,688,446 (including accrued interest of $311,154), $1,458,445 in principal amount of which was secured by shares or options and $185,000 of which was to be secured by collateral of the borrowers.

         As of the Record Date, Mr. Duncan was indebted to the Company in the aggregate principal amount of $700,000 plus accrued interest of $164,690 ("Outstanding Duncan Loans"). Mr. Duncan borrowed $500,000 of the Outstanding Duncan Loans from the Company in August 1993 to repay a portion of indebtedness to WestMarc that he assumed from others. The $500,000 loan accrues interest at the Company's variable rate under its senior credit facility and is secured by 223,000 shares of Class A and Class B common stock owned by Mr. Duncan pursuant to the Pledge Agreement between Mr. Duncan and the Company dated August 13, 1993. The principal becomes due and payable, together with accrued interest, on the earlier of the termination of Mr. Duncan's employment with the Company or July 30, 1998. This note is nonrecourse to Mr. Duncan.

         The Company loaned $150,000 of the Outstanding Duncan Loans to Mr. Duncan in December 1996 and an additional $50,000 in January 1997 for his personal requirements. These loans accrue interest at the Company's variable rate under the Company's senior credit facility, are unsecured and become due and payable, together with accrued interest, on December 31, 2001.

         The largest aggregate principal amount of indebtedness owed by Mr. Duncan to the Company at any time since January 1, 1996 was $864,690, all of which remained outstanding at the Record Date. During 1996, Mr. Duncan borrowed from and repaid to the Company the principal amount of $210,000 for his personal requirements. The $210,000 loan accrued interest at the Company's variable rate under the Company's former telephony credit facility and was secured by Class A common stock owned by Mr. Duncan. During 1996, Mr. Duncan also repaid the Company for $1,638 of payments made by the Company to others on behalf of Mr. Duncan during 1995. Such amounts did not accrue interest and were unsecured.

         As of the Record Date, Mr. Behnke, Mr. Dowling and Ms. Tindall were indebted to the Company in the respective principal amounts of $333,087, $330,359 and $70,000, plus accrued interest of $29,742, $90,981 and $9,114, respectively. Of the $333,087 owed by Mr. Behnke, $148,000 is secured by 50,190 shares of Class A common stock ("Behnke Collateral"), was due and payable, together with accrued interest, on June 30, 1997, and consists of the following:
(1) $48,000 borrowed in April 1993 for his personal requirements, which amount bears interest at 9% per annum; (2) $50,000 borrowed in September 1995 for his personal requirements, which amount bears interest at the Company's variable rate under its senior credit facility; and (3) $50,000 borrowed in

January 1997 for his personal requirements, which amount bears interest at the Company's variable rate under the Company's senior credit facility. As of the Record Date, Mr. Behnke was renegotiating the due date on the note, and it was currently payable on demand by the Company. On June 16, 1997, Mr. Behnke exercised an option to acquire 85,190 shares of Class A common stock. The Company advanced to Mr. Behnke an additional $185,087 to cover income taxes due upon exercise of the option. As of the Record Date, Mr. Behnke was negotiating the repayment terms of the advance. The Company is currently charging Mr. Behnke interest at the rate of 8% per annum, and the note is secured by the 50,190 shares of Class A common stock which also secures the additional notes owed by Mr. Behnke.

         The $310,359 owed by Mr. Dowling bears interest at the rate of 10% per annum, is secured by 160,297 shares of Class A common stock and 74,028 shares of Class B common stock and consists of $224,359 borrowed in August 1994 and $86,000 borrowed in April 1995, each to pay income taxes due upon exercise of stock options. Mr. Dowling's loans are payable in equal installments of principal and interest each year for ten years beginning in August 1995. As of the Record Date, payment had not been made on the notes, and Mr. Dowling was negotiating extensions of the notes with the Company. On June 10, 1997, the Company made an additional unsecured advance of $20,000 to Mr. Dowling. The advance is non-interest bearing and is due on demand by the Company.

         The Company loaned Ms. Tindall $70,000 for her personal requirements in January 1996, which amount bears interest at the Company's variable rate under its senior credit facility, is secured by options to purchase 156,400 shares of Class A common stock and is due and payable, together with accrued interest, on January 16, 1999. Ms. Tindall is required to make prepayments on the note equal to 20% of the gross amount of any incentive compensation earned by her.

         The largest aggregate principal amount of indebtedness owed by each of Mr. Behnke, Mr. Dowling and Ms. Tindall to the Company at any time since January 1, 1996 and through the Record Date was $333,087, $330,359 and $70,000, respectively, as of the Record Date.

         The Company loaned $45,000 to Mr. Hughes in December 1995 for his personal requirements. The principal under the promissory note bears interest at the Company's variable rate under its senior credit facility, is secured by options to purchase 250,000 shares of Class A common stock and by 3,000 shares of Class A common stock owned by Mr. Hughes ("Hughes Collateral"). The principal was due, together with accrued interest, on March 31, 1997. As of the Record Date, Mr. Hughes was negotiating an extension of the note with the Company. As of that date, accrued interest under the note totaled $6,350. In August 1996, Mr. Hughes received an advance of $25,000 from the Company. This indebtedness does not bear interest, is secured by the Hughes Collateral and is to be repaid from future incentive compensation payments earned by Mr. Hughes.

         The Company loaned $185,000 to Mr. Lowber during April 1997 to purchase real property. The promissory note will be secured by a deed of trust for such property, bears interest at 6.49% and will be due and payable, together with accrued interest, in three equal annual installments beginning June 30, 2000.

Agreement Not to Exercise Options

         The number of authorized but unissued shares of Class A common stock as of the Record Date, net of shares reserved for issuance upon exercise of options and conversion of outstanding shares of Class B common stock, was approximately
5.2 million. In consummating the Stock Offering, the Company agreed to issue approximately 7.0 million shares of Class A common stock. In order to make available for issuance an additional 1.8 million shares of Class A common stock in addition to the 5.2 million currently available, certain holders of options to acquire an aggregate of approximately 1.8 million shares of Class A common stock have agreed not to exercise those options until such time as the shareholders of the Company have approved an increase in the amount of authorized but unissued Class A common stock. The foregoing agreements require the Company to use its best efforts to obtain shareholder approval to increase its authorized Class A common stock as promptly as practicable, but not before its next annual meeting, i.e., the Annual Meeting.

Registration Rights Agreement

         The Company has entered into registration rights agreements ("Registration Rights Agreements") with MCI, former shareholders of Alaska Cablevision, and the former owners of Prime (collectively, "Sellers"). Approximately 17,403,842 shares of Class A common stock and 1,275,791 shares of Class B common stock were subject to the Registration Rights Agreements as of the Record Date. The terms of the Registration Rights Agreements vary although they generally share several common terms.

         If the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock and allow the holders an opportunity to include their shares ("Registrable Shares") in the Company's registration. Each holder also has the right under certain circumstances to require the Company to register all or any portion of such holder's Registrable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions including the right of the Company to limit the number of Registrable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registrable Shares pursuant to the Registration Rights Agreements.

         The Registration Rights Agreements between the Company and the Prime Sellers require the Company to offer no more than two registrations at the request of each holder; provided that each registration request by the Prime Sellers must include

Registrable Shares having an aggregate market value of not less than $2.5 million. The first demand registration under the Prime Registration Rights Agreements may be requested only by the holders of a minimum of 25% of the Registrable Shares.

         The Registration Rights Agreement between the Company and the Alaska Cablevision Sellers requires the Company to effect no more than 10 registrations at the request of such sellers; provided that each registration request must include at least 150,000 Registrable Shares. The first demand registration under the Alaska Cablevision Registration Rights Agreement may be requested only by the holders of a minimum of 10% of the Registrable Shares.

         The Registration Rights Agreement between the Company and MCI, dated March 31, 1993, requires the Company to effect no more than two registrations at the request of MCI; provided that each registration request by MCI must include Registrable Shares having an aggregate market value of more than $500,000. MCI executed a second Registration Rights Agreement with the Company dated October 31, 1996, pursuant to which the Company is required to effect no more than two registrations at the request of MCI, each request to cover Registrable Shares having an aggregate market value of at least $1.5 million.

                                OWNERSHIP OF COMPANY

Principal Shareholders

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of Class A common stock and Class B common stock by each of the following: (1) each person known by the Company to beneficially own 5% or more of the outstanding shares of Class A common stock or Class B common stock; (2) each director of the Company; (3) each of the Named Executive Officers; and (4) all current executive officers and directors of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.



                                                       Amount
                                                         and
                                                      Nature of                         % of Total      Combined
Name and Address of                Title of          Beneficial                           Shares         Voting
Beneficial Owner(1)                Class              Ownership          % of Class      Outstanding      Power
---------------------------------- ------------ ---------------------- --------------- ------------- ---------------

Parties to Voting
Agreement:

MCI Telecommunications             Class A               8,251,509(2)           18.2%         19.3%           24.5%
  Corporation                      Class B               1,275,791(2)           31.4%
1801 Pennsylvania Ave. NW
Washington, D.C. 20006

Ronald A. Duncan                   Class A              854,885(2)(4)            1.9%          2.7%            6.4%
                                   Class B              459,993(2)(4)           11.3%

Robert M. Walp                     Class A              372,845(2)(5)               *          1.4%            4.0%
                                   Class B              303,457(2)(5)            7.5%

Voting Prime Sellers:

Prime Cable Growth Partners,       Class A            4,714,661(2)(3)         10.4%(3)       9.6%(3)         5.5%(3)
L.P., and its affiliates(3)        Class B                        ---             ---
3000 One American Center
600 Congress Avenue
Austin, TX 78701

William Blair Venture              Class A                 855,262(2)            1.9%          1.7%            1.0%
  Partners III                     Class B                                        ---
  Limited Partnership
222 West Adams Street
Chicago, IL 60606

Austin Ventures, L.P.              Class A                 791,848(2)            1.8%          1.6%               *
114 West 7th Street                Class B                        ---             ---
Suite 1300
Austin, TX 78701

Centennial Fund III, L.P.          Class A                 445,414(2)            1.0%          0.9%               *
1428 15th Street                   Class B                        ---             ---
Denver, CO 80202

BancBoston Capital, Inc.           Class A                  74,530(2)               *             *               *
100 Federal Street                 Class B                        ---             ---
Boston, MA 02110

                                                       Amount
                                                         and
                                                      Nature of                         % of Total      Combined
Name and Address of                Title of          Beneficial                           Shares         Voting
Beneficial Owner(1)                Class              Ownership          % of Class      Outstanding      Power
---------------------------------- ------------ ---------------------- --------------- ------------- ---------------

First Chicago NBD                  Class A                  67,597(2)               *             *               *
  Corporation                      Class B                        ---             ---
One First National Plaza
Chicago, IL 60670

Madison Dearborn Partners V        Class A                   6,934(2)               *             *               *
Three First National Plaza         Class B                        ---             ---
Suite 1330
Chicago, IL 60602

Aggregate Prime Voting             Class A                  6,956,246           15.4%         14.1%            8.1%
Shareholders                       Class B

Aggregate Shares Subject           Class A              16,098,633(6)        35.6%(6)      36.7%(6)        42.5%(6)
  to Voting Agreement              Class B               2,030,591(6)           50.0%

Kearns-Tribune Corporation(7)      Class A                    300,200               *          1.1%            3.0%
400 Tribune Building               Class B                    225,500            5.5%
Salt Lake City, UT 84111

William C. Behnke                  Class A                 150,274(8)               *             *               *
                                   Class B                        ---             ---

Donne F. Fisher (individually      Class A                 102,975(9)               *          1.9%            9.8%
  and as Co-Personal               Class B                 833,491(9)           20.5%
  Representative to the
  Estate of Bob Magness)


Jeffery C. Garvey                  Class A                  8,246(10)               *             *               *
                                   Class B                        ---             ---

John W. Gerdelman                  Class A                        ---             ---           ---             ---
                                   Class B                        ---             ---

William P. Glasgow                 Class A                        ---             ---           ---             ---
                                   Class B                        ---             ---

G. Wilson Hughes                   Class A                351,899(11)               *             *               *
                                   Class B                  2,754(11)               *

John M. Lowber                     Class A                285,340(12)               *             *               *
                                   Class B                  6,280(12)               *

Donald Lynch                       Class A                        ---             ---           ---             ---
                                   Class B                        ---             ---           ---             ---

Carter F. Page                     Class A                 12,487(13)               *             *            2.5%
                                   Class B                    210,246            5.2%           ---             ---

Larry E. Romrell                   Class A                        ---             ---             *               *
                                   Class B                        328               *           ---             ---

James M. Schneider                 Class A                        ---             ---           ---             ---
                                   Class B                        ---             ---           ---             ---

Dana L. Tindall                    Class A                186,560(14)               *             *               *
                                   Class B                  3,812(14)               *           ---             ---

All Directors and Executive        Class A              2,674,419(15)            5.8%          9.1%           25.3%
  Officers As a Group              Class B              1,897,541(15)           46.7%           ---             ---
  (15 Persons)



                                                                         Page 43



------------

*        Represents beneficial ownership of less than 1% of the corresponding class of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock of the Company that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

(2) Each of these persons was, as of the Record Date, a party Voting Agreement and could be deemed to be the beneficial owner of all of the 16,098,633 shares of Class A common stock and 2,030,591 shares of Class B common stock that are subject to the Voting Agreement. See within this section, "--Changes in Control." MCI and Centennial report shared voting and investment power with respect to shares held by them that are subject to the Voting Agreement. Madison Dearborn reports shared voting power with respect to shares held by it that are subject to the Voting Agreement. Prime, Austin Ventures, William Blair and Messrs. Duncan and Walp report shared voting power with respect to shares held by it that are subject to the Voting Agreement and shares held by other parties to the Voting Agreement. Prime also reports shared investment power with respect to shares held by it. BancBoston reports no voting power with respect to shares held by it that are subject to the Voting Agreement.

(3) The affiliates were identified as group members in a Schedule 13D filed with the Securities and Exchange Commission in September 1997 as follows: Prime II Management, Inc., Prime Cable G.P., Inc., Prime Cable Growth Partners, L.P., Prime Cable Limited Partnership, Prime II Management Group, Inc., Prime II Management, L.P., Prime Investors, L.P., Prime Venture I Holdings, L.P., Prime Venture I, Inc. and Prime Venture II, L.P.

(4) Includes 200,000 shares of Class A common stock which Mr. Duncan has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 98,623 shares of Class A common stock and 6,242 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 105,111 or 90,220 shares of Class A common stock held by the Company in treasury pursuant to the First Duncan Agreement and the Second Duncan Agreement, respectively. See, "MANAGEMENT OF THE COMPANY: Executive Compensation" and "--Employment and Deferred Compensation Agreements." Does not include 18,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 5,760 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership.

(5) Includes 38,229 shares of Class A common stock and 2,408 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan.

(6) Does not include shares allocated to Messrs. Duncan and Walp under the Stock Purchase Plan or shares that Mr. Duncan has the right to acquire by exercise of vested stock options. See, within this section, "--Shares Eligible for Future Sale."

(7) Kearns-Tribune Corporation was merged into a wholly owned subsidiary of TCI, effective July 31, 1997.

(8) Includes 100,000 shares which Mr. Behnke has the right to acquire within 60 days of the Record Date by the exercise of vested stock options.

(9) Includes 76,668 shares of Class A common stock and 620,803 shares of Class B common stock held by the Estate of Bob Magness, for which Mr. Fisher is Co-Personal Representative.

(10) Mr. Garvey is a general partner of Austin Ventures, L.P. and disclaims beneficial ownership of the shares held by that partnership and other general partners of that partnership.

(11) Includes 310,000 shares of Class A common stock which Mr. Hughes has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 31,462 shares of Class A common stock and 2,754 of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 7,437 shares of Class A common stock held in treasury by the Company pursuant to the Hughes Agreement. See, "MANAGEMENT OF THE COMPANY: Employment and Deferred Compensation Agreements."

(12) Includes 250,000 shares which Mr. Lowber has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 27,675 shares of Class A common stock and 6,010 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan.

(13) Does not include 8,550 shares of Class A common stock held in trust for the benefit of Mr. Page's grandchildren of which Mr.

                                                                         Page 44




         Page disclaims beneficial ownership. The trustee of the trust is Keith Page, Mr. Page's son.

(14) Includes 146,400 shares which Ms. Tindall has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 39,901 shares of Class A common stock and 3,812 shares of Class B common stock allocated to Ms. Tindall under the Stock Purchase Plan.

(15) Includes 1,156,400 shares of Class A common stock which such persons have the right to acquire within 60 days of the Record Date through the exercise of vested stock options. Includes 259,056 shares of Class A common stock and 24,378 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Does not include ownership of parties to the Voting Agreement other than Messrs. Duncan and Walp.

Changes in Control

         Voting Agreement. As of October 31, 1996, four principal shareholders, including two officers and directors of the Company (Messrs. Duncan and Walp, TCI and MCI) entered into the Voting Agreement with the Prime Voting Shareholders through Prime Management, the designated agent of the Prime Voting Shareholders. With the closing on the Stock Offering, TCI is no longer a participant in the Voting Agreement. The other participants have agreed to continue to be bound by the terms of the Voting Agreement. The Voting Agreement replaced a previous voting agreement among Messrs. Duncan and Walp, TCI and MCI. The agreement provides, in part, that the voting stock of the parties to it will be voted at shareholder meetings as a block in favor of two nominees proposed by each of MCI and the Prime Voting Shareholders and one nominee proposed by each of Messrs. Duncan and Walp. As of the Record Date, the Company expected that the nominees of TCI to the Board would continue as directors of the Company. See, within this section, "--Recent Acquisition of Cable Systems" and "MANAGEMENT OF THE COMPANY: Voting Agreement."

         Pledged Assets and Securities. The obligations of the Company under its credit facilities are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries. These obligations and pledges are briefly as follows.

         The Credit Facility. On August 1, 1997, through a wholly owned subsidiary, GCI Holdings, Inc. ("GCI Holdings"), the Company entered into a new credit facility ("Credit Facility"). The Credit Facility was entered into in part to refinance and pay off the then existing telephony and cable television credit facilities of the Company and to provide longer term financing of the development of telephony and cable services of the Company. GCI Holdings was formed specifically to be the obligor under the Credit Facility. See "--Recent Equity and Debt Offerings." The aggregate principal amount available to be borrowed under the Credit Facility is $250 million (a portion of which is a separate $50 million tranche which will cease to be available to the extent not borrowed within one year). The Credit Facility is secured by substantially all of the assets of the Company and restricts the payment of cash dividends, limits borrowings, limits the incurrence of additional long term indebtedness and the issuance of additional equity, requires the maintenance of certain financial ratios, limits liens, investments, changes of management and changes of control, transactions with affiliates, mergers and acquisitions, asset sales and changes in business. The Credit Facility is to mature on June 30, 2005, subject to required reductions in the commitment amounts commencing September 30, 2000. The obligations of GCI Holdings under the Credit Facility are secured by a lien on substantially all its assets and its restricted subsidiaries, including the stock of those subsidiaries, subject to the existing lien securing the Existing Fiber Lease Facility as described elsewhere in this section. See"--Existing Fiber Lease Facility."

         The Fiber Facility. The Company plans to incur up to $75 million in additional indebtedness to finance the construction of an undersea fiber optic cable ("Fiber Facility"). Indebtedness incurred under the Fiber Facility is expected to mature approximately ten years after the initial borrowings under the facility and to accrue interest at rates equal to LIBOR plus 3.0% or the prime rate plus 1.75%. The borrower under the Fiber Facility would be Alaska United Fiber System Partnership ("AUFS") an indirect wholly-owned subsidiary of the Company and an unrestricted subsidiary under the Credit Facility and the Indenture associated with the Debt Offering. See within this section, "--Recent Equity and Debt Offerings." Indebtedness under the Fiber Facility would be secured by substantially all assets of AUFS. Other subsidiaries of the Company, including GCI Holdings and GCI, Inc. would enter into various agreements intended to assure the ability of AUFS to meet its obligations under the Fiber Facility, including leases of capacity, keep-well agreements, and a completion guarantee.

         The Existing Fiber Lease Facility. On December 31, 1992, GCI Leasing, Co., Inc., an indirect subsidiary of the Company ("Leasing Company"), entered into a $12 million loan agreement ("Existing Fiber Lease Facility"), of which approximately $9 million of the proceeds were used to acquire capacity on the undersea fiber optic cable linking Seward, Alaska and Pacific City, Oregon. Concurrently, Leasing Company leased the capacity under a ten year all events, take-or-pay contract to MCI, which subleased the capacity back to the Company. The lease and sublease agreements provide for equivalent terms of 10 years and identical monthly payments of $200,000. The proceeds of the lease agreement with MCI were pledged as primary security for the financing. The Existing Fiber Lease Facility provides for monthly payments of $170,000 including principal and interest through the earlier of January 1, 2003, or until repaid. The Existing Fiber Lease Facility provides for interest at the prime rate plus one-quarter percent. Additional collateral includes substantially all of the assets of Leasing Company including the fiber capacity and a security interest in all of its outstanding stock. MCI has a second position security interest in the assets of Leasing Company.

Recent Equity and Debt Offerings

         On July 25, 1997 the registrations of the Stock Offering and the Debt Offering, both pursuant to the Securities Act, became effective. Both offerings were underwritten offerings and were subject to underwriting agreements with the underwriters ("Underwriters"), and both offerings closed on August 1, 1997. The lead Underwriter for both the Stock Offering and the Debt Offering was Salomon Brothers, Inc. See, "COMPANY

ANNUAL MEETING: Article Amendment -- Capital Stock Structure."

         The Stock Offering was an offering of 13,380,000 shares of Class A common stock, 7,000,000 million shares of which were sold by the Company for its own account and 6,380,000 shares of which were sold by the Selling Shareholders. The shares were sold at $7.25 per share. The Company did not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

         The Stock Offering was subject to an over-allotment option granted to the Underwriters in the amount of 2,007,000 shares of Class A common stock. Because of the limited amount of authorized Class A common stock remaining available for issuance by the Company, several shareholders of the Company granted to the Underwriters an option to purchase up to 2,007,000 additional shares of Class A common stock solely to cover over-allotments, if any. On August 12, 1997, the Underwriters exercised a portion of the option and acquired 1,221,200 shares of Class A common stock for subsequent sale pursuant to the Stock Offering.

         The Debt Offering was an offering of $180 million of unsecured 9.75% Senior Notes of GCI, Inc., an Alaska corporation and wholly-owned subsidiary of the Company ("Notes"). The Notes are due in the year 2007. GCI, Inc. was formed specifically to issue the Notes. The Notes are subject to the terms of an indenture ("Indenture") entered into by GCI, Inc. Upon the occurrence of a change of control, as defined in the Indenture, GCI, Inc. is required to offer to purchase the Notes at a price equal to 101% of the principal amount of them, plus accrued and unpaid interest. The Indenture provides that Notes are redeemable at the option of GCI, Inc. at specified redemption prices commencing in 2002. In addition, prior to a date to be specified in 2000, GCI, Inc. is permitted to redeem up to 33-1/3% of the Notes out of the net cash proceeds of one or more public equity offerings. The terms of the Notes contain limitations on the ability of GCI, Inc. and its restricted subsidiaries to incur additional indebtedness, limitations on investments, payment of dividends and other restricted payments and limitations on liens, asset sales, mergers, transactions with affiliates and operation of unrestricted subsidiaries. The Indenture also limits the ability of GCI, Inc. and its restricted subsidiaries to enter into or suffer to exist specified restrictions on the ability of GCI, Inc. to receive distribution from restricted subsidiaries. For purposes of the Indenture and the Notes, the restricted subsidiaries consist of all direct or indirect subsidiaries of the Company, with the exception of the unrestricted subsidiaries. As of the Record Date, the unrestricted subsidiaries were entities formed by the Company in conjunction with its proposed Fiber Facility as described elsewhere in this section. These unrestricted subsidiaries consisted of GCI Transport Co., Inc., GCI Satellite Co., Inc., GCI Fiber Co., Inc., Fiber Hold Co., Inc. and AUFS. See within this section, "--The Fiber Facility" and "--The Existing Fiber Lease Facility."

Recent Acquisition of Cable Systems

         As of October 31, 1996, the Company acquired assets or securities of the Cable

Systems from the following unrelated (except as indicated) cable television companies: (1) Prime, i.e., Prime Cable of Alaska, L.P., a Delaware limited partnership; (2) three Alaska corporations, ultimately controlled by Jack Kent Cooke Incorporated of which Jack Kent Cooke was then a controlling shareholder ("Alaskan Cable"), comprised of Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc.; (3) Alaska Cablevision, Inc., a Delaware corporation; (4) McCaw/Rock Homer Cable Systems, J.V., an Alaska joint venture; and (5) McCaw/Rock Seward Cable Systems, J.V., an Alaska joint venture.

         The total purchase price for the acquisition of the Cable Systems was $280.1 million, which included certain transactional and financing costs. The purchase price included the issuance of approximately 14.7 million shares of Class A common stock (valued at $86.7 million), $72.8 million of cash, $110.6 million of debt assumption and the issuance of $10.0 million in subordinated convertible notes. In January 1997 the convertible notes were converted in accordance with their terms into approximately 1.5 million shares of Class A common stock. Financing for the transactions consisted of credit facilities which were subsequently refinanced with the Credit Facility and additional capital provided by the sale of 2.0 million shares of Class A common stock to MCI for $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems. Subsequently, Alaskan Cable and several of the security holders of Prime and Alaska Cablevision sold their respective holdings in the Class A common stock of the Company pursuant to the Stock Offering. The Prime Voting Shareholders remain as participants in the Voting Agreement as described elsewhere in this section. See "--Voting Agreement" and "MANAGEMENT OF THE
COMPANY: Voting Agreement."

Shares Eligible for Future Sale

         Future sales of a substantial amount of common stock of the Company, or the perception that such sales may occur, could adversely affect the market price of that common stock. Several of the Company's principal shareholders hold a significant portion of common stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of that common stock.

         As of the Record Date, the Company had approximately 45,276,687 shares of Class A common stock and 4,064,246 shares of Class B common stock outstanding. All of the Company's outstanding common stock is freely tradeable under the Securities Act, except shares of common stock held by affiliates of the Company and shares of common stock which are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), which the Company estimates to be as many as 18,679,633 shares, and shares of common stock held by former affiliates of the Cable Systems within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") which could be as many as 9,152,333 shares.

         The Rule 145 restrictions that are applicable to shares of Class A common stock received by affiliates of the owners of the Cable Systems in connection with the Company's acquisition of the Cable Systems expire on October 31, 1997. Shares of common stock acquired directly or indirectly from the Company or an affiliate of the Company in transactions not involving any public offering are "restricted securities" within the meaning of Rule 144. Holders of restricted shares generally will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 or pursuant to an exemption under the Securities Act.

         In general, under Rule 144 as in effect as of the Record Date, any holder, including an affiliate of the Company, of restricted securities as to which at least one year has elapsed since the later of the date of the acquisition of such restricted securities from the Company or from an affiliate is entitled to sell, within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock of the Company or the average weekly trading volume in that common stock during the four calendar weeks preceding such sale. Shares of common stock held by affiliates which are not restricted securities are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company.

         A person who is not an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations previously described. Although shares of common stock held by MCI, the Prime Voting Shareholders and the shareholders of Alaska Cablevision, Inc. may be subject to restrictions on resale under Rule 144 or Rule 145, these parties have been granted registration rights with respect to such shares which, if exercised by them, would permit them to sell those shares free of the restrictions imposed by Rule 144 and Rule 145. See within this section, "--Principal Shareholders" and "CERTAIN
TRANSACTIONS: Registration Rights Agreements."

         The Company and each of its directors and executive officers and certain selling shareholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period of 180 days from the date of the Stock Offering, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Class A common stock or any securities convertible into, or exchangeable for, shares of Class A common stock, provided that the Company may issue and sell shares of Class A common stock pursuant to the Stock Purchase Plan.

         As of the Record Date, there were outstanding options to purchase 2,482,400 shares of Class A common stock, 2,382,400 shares of which were granted under the Stock Option Plan. All of the 2,382,400 shares of Class A common stock issuable upon the exercise of options granted under the Stock Option Plan have been registered by the Company under the Securities Act on Form S-8.


                          LITIGATION AND REGULATORY MATTERS

         The Company was, as of the Record Date, involved in several administrative matters primarily related to its long distance markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in the Company's Annual Report. See, "ANNUAL REPORT."

                    RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company Board retained KPMG Peat Marwick LLP as the independent certified public accountants for the Company during the fiscal year ended December 31, 1996. It is anticipated that the Board will appoint KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

                                      ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K for the year ended December 31, 1996 is enclosed with this Proxy Statement. The Form 10-K was amended on April 30, 1997 by Form 10-K/A Amendment No. 1 expressly to include Part III information regarding management, compensation, principal shareholders and certain transactions. That information is also expressly included in this Proxy Statement. Also enclosed with this Proxy
Statement is the Company's unaudited quarterly report on Form 10-Q for the quarter ended June 30, 1997.

                            SUBMISSION OF SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Shareholder eligibility to submit proposals, proper subjects and the form of shareholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Exchange Act. Each proposal submitted should be sent to the Secretary of the Company at the corporate offices of the Company. Such proposals should include the full and correct registered name and address of the shareholders making the proposal, the number of shares owned and their date of acquisition. If beneficial ownership is claimed, proof of it should be submitted with the proposal. Such shareholders or their representatives must appear in person at the 1998 annual meeting and must present the proposal, unless they can show good cause for not doing so.

         Shareholder proposals must be received by the Secretary of the Company not later than December 26, 1997 for such proposals to be included in proxy materials for the 1998 annual meeting of shareholders of the Company.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally, and does not require shareholder approval, it is usually adopted by the Board, if appropriate, rather than being included in the proxy statement.

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.     )

Filed by the Registrant                     [X]
Filed by a Party other than registrant      [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))
[ ] Definitive  Proxy  Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

    General Communication, Inc.
    ...........................................................................
                (Name of Registrant as Specified in Its Charter)

         N/A
    ...........................................................................
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
            ...................................................................

         2) Aggregate number of securities to which transaction applies:
            ...................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fees is calculated and state how it was determined):
            ...................................................................

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:
            ...................................................................

         [] Fee paid previously with preliminary materials.
         [] Check box if any part of the fee if offset as  provided by  Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
            ...................................................................

         2) Form, Schedule or Registration Statement No.:
            ...................................................................

         3) Filing Party:
            ...................................................................

         4) Date Filed:
            ...................................................................